STRIVE, Inc.
Short-Term Incentive Plan

1.Purpose
This Short-Term Incentive Plan (“STIP” or “Plan”) is a discretionary, short-term incentive plan designed to drive company performance and achievement of our key financial metrics. The Plan authorizes the establishment of a bonus program under which selected employees of Strive, Inc. (“Strive” or the “Company”) and its subsidiaries (separately, a “Subsidiary” and collectively, the “Subsidiaries”) are eligible to earn bonuses under the Plan. The Plan is being adopted on a voluntary basis and at the discretion of the Company as a performance incentive for the participating employees in connection with the future operations of the Company.

2.Administration
The Plan shall be administered by the Compensation Committee (the “Committee”) of the board of directors of the Company (the “Board”), subject to the express provisions of the Plan. The Committee may delegate its authority to management of the Company as the Committee sees fit. The Committee or its management delegates shall have the sole authority and discretion to interpret any and all terms and conditions of the Plan and to determine whether any bonus is due or payable under the Plan, subject to the requirements set forth in this Plan.

3.Definitions

As used in the Plan, the following terms shall have the meanings set forth below. Any term not defined herein shall have the meaning as set forth in the 2026 Omnibus Equity Incentive Plan (the “Omnibus Incentive Plan”).

“Affiliate” means any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

“Bonus Period” means the fiscal year (or such other period determined by the Committee) for which the Company Performance Measure(s) are measured, as set forth in Exhibit A.

“Cause” shall have the meaning set forth in the Participant’s Employment Agreement, but if no such agreement or the Employment Agreement does not provide for such a definition, it means with respect to a Participant, the occurrence of any of the following events: (a) such Participant’s commission of any felony or any crime involving fraud, dishonesty, or moral turpitude under the laws of the United States or any state thereof; (b) such Participant's attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (c) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or any statutory duty owed to the Company; (d) such Participant’s unauthorized use or disclosure of Company’s confidential information or trade secrets; or (e) such Participant’s gross misconduct. The determination that a Participant’s termination is for Cause or without Cause will be made by the Company (or the Board with respect to any Executive) in its sole discretion.

“Change in Control” has the meaning given to that term in the Omnibus Incentive Plan.

“Company Performance Measure(s)” are objectives which are set by the Committee, in its sole discretion, at the beginning of the Bonus Period. The Company Performance Measure(s) are generally defined by the increase in bitcoin yield (holdings per share) of the Company. Notwithstanding the foregoing, the Committee retains the discretion to set each Participant’s Performance Measure(s). For this Bonus Period, the Company Performance Measure(s) are stated in Exhibit A.

“Earnings” means base salary actually earned during the Bonus Period and does not include bonuses (whether or not paid under this Plan), commissions, or the value of any other contractual or non-contractual benefits that are paid or provided in addition to fixed base salary.

“Employment Agreement” means any employment agreement, offer letter or letter agreement between Participant and the Company.

“Executive” means any Participant holding the title of Chief Executive Officer, Chief Financial Officer, or other ‘Principal Officer’ as defined under the Company’s bylaws.

“Good Reason” shall have the meaning set forth in the Participant’s Employment Agreement, but if no such agreement or the Employment Agreement does not provide for such a definition, it means the occurrence of any of the following without the Participant’s prior written consent: (a) a material reduction in the Participant’s base salary or On-Target Bonus opportunity (other than a reduction of less than ten percent (10%) applied uniformly to similarly situated employees); (b) a relocation of the Participant’s primary place of work by more than fifty (50) miles; or (c) a material breach by the Company of any employment agreement or other written agreement with the Participant. In order to invoke Good Reason, the Participant must: (i) provide written notice to the Company specifying the condition giving rise to Good Reason within ninety (90) days of the initial occurrence of such condition; (ii) allow the Company a cure period of thirty (30) days following receipt of such notice; and (iii) resign within sixty (60) days following the expiration of the cure period if the Company has failed to cure such condition.

“On-Target Bonus” is an amount of money set as the On-Target Bonus for each Participant at the beginning of the Bonus Period, in the Committee’s sole discretion, stated as either (i) a percentage of each Participant’s base salary, or (ii) as a fixed dollar amount as stated in a Participant’s Employment Agreement. The actual bonus amount paid under the Plan is subject to increase or decrease from the On-Target Bonus, as explained below, based upon the Company’s attainment of the Company Performance Measure(s).

“On-Target Bonus Percent” is a percentage, that may be set for each Participant at the beginning of the Bonus Period, in the Committee’s sole discretion, that is multiplied by the Participant’s base salary to determine the Participant’s On-Target Bonus.

“Participant” means an active employee of the Company, or any of its subsidiaries, who has been designated by the Committee as a participant in the Plan, subject to the requirements of local law.

“Payout Amount” is the bonus that a Participant earns under the Plan, equal to his or her On-Target Bonus adjusted (increased or decreased) based on the Company’s attainment of the Company Performance Measure(s) and, if permitted in accordance with the terms set forth herein, adjusted again based upon the Participant’s performance as determined by each Participant’s manager.

4.Assessment of Company Performance Measure(s)

A.The Company Performance Measure(s) and each Participant’s On-Target Bonus shall be determined by the Committee in its sole discretion as soon as practicable following the beginning of the Bonus Period. The Company Performance Measure(s) that are based on Company-wide metrics shall be set forth and defined on Exhibit A. Each individual Participant’s Payout Amount will also be subject to adjustment (increased or decreased) based on the Participant’s performance, as determined by each Participant’s manager, except that Payout Amounts for Participants who are Executives are not subject to such adjustment. Each Participant will be provided with a letter or a memo that will set forth each Participant’s On-Target Bonus and will incorporate the terms of the Plan. In the event of any conflict or inconsistency between the terms of this Plan and the terms of an individual’s Employment Agreement, the terms of the applicable Employment Agreement shall govern and take precedence, to the extent of such conflict or inconsistency. Except where expressly superseded by an Employment Agreement, all other terms of this Plan shall remain in full force and effect.

B.At the end of the Bonus Period, the Committee, in its sole discretion, will determine the extent to which the overall bonus pool will be funded, based upon the Company’s achievement of the Company Performance Measure(s) set forth on Exhibit A.

C.If the Company’s actual achievement of the Company Performance Measure(s) is between two of the percentages (Target and Maximum) indicated on Exhibit A, then the overall bonus pool shall be a percentage of the original target bonus pool (based on the On-Target Bonus amount for each Participant) set at the outset of the Bonus Period interpolated on a straight-line basis between the two closest tiers.

D.No Payout Amount will be earned, due or payable for that portion which is determined with respect to a given Performance Measure(s), unless the Company achieves the “Threshold” stated in Exhibit A, to be determined by the Committee, in its sole discretion.

E.Notwithstanding any other provision of this Plan, the Committee may exercise its authority to reduce any Participant’s Payout Amount below the amount that would otherwise be payable based on the formulaic achievement of the Company Performance Measures (such authority, “Negative Discretion”) and nothing in this Section shall be construed to limit the Committee’s authority to exercise Negative Discretion or to create any right on the part of any Participant to challenge the Committee’s determination, except as may be required by applicable law.

5.Eligibility. The On-Target Bonus and the Payout Amount do not represent entitlements, and a particular Participant’s Payout Amount may be withheld, conditioned, amended or cancelled by the Committee at any time in its sole discretion. In order for any Payout Amount to be considered earned, due and payable to the Participant, the Committee must determine that all conditions set forth in the Plan have been met.

6.Partial Year Eligibility. To the extent that a Participant becomes actively employed with the Company or its subsidiaries after the first day of a Bonus Period, provided that their employment is at least one month prior to the end of the Bonus Period, any On-Target Bonus and/or Payout Amount shall be pro-rated based on the number of days for the Bonus Period the Participant was an active employee of the Company or its subsidiaries (or promoted) during such Bonus Period. This pro-rating shall apply equally to the extent that, after the first day of a Bonus Period, if an employee has a change in role impacting their STIP participation percentage or eligibility, or if their On-Target Bonus is changed. See Section 11 for leaves of absence. Any Participant employed less than one month prior to the end of the Bonus Period shall not be eligible for a Bonus for that Bonus Period.

7.Interpretation. The Committee or its management delegates shall have the authority to make all determinations (including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts) regarding the eligibility for and amount of any Bonus paid under the Plan to any Participant.

8.Payment of Bonus. A Payout Amount is considered earned, due and payable to a Participant only once all conditions of this Plan have been met, including the following: the Committee has made a final determination that the Company Performance Measures have been met in a percentage that results in a Payout Amount; the Committee has voted to pay the Payout Amount; to the extent required in order to finalize the determination of the Payout Amount, the Audit Committee of the Board has approved the Company’s preliminary full-year financial statements for the Bonus Period; any adjustments have been determined by the Participant’s manager; and the Participant is employed by the Company through and on the day that the Payout Amount is paid. All Payout Amounts must be paid at a date to be determined by the Committee in its sole discretion, but no later than March 15 following the end of the Bonus Period. Bonuses are paid through the Company’s regular payroll process and all bonuses are subject to applicable tax withholdings as determined by the Company in its sole discretion. Payout Amounts paid pursuant to this Section 8 are intended to qualify for the “short-term deferral” exemption from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Section 8 shall be interpreted and administered consistently with that intent. The specified-employee payment delay set forth in Section 16 shall not apply to Payout Amounts paid pursuant to this Section 8.

9.Conduct of Business. No Payout Amount shall be earned, due or payable unless the Participant has at all times fully complied with the requirements of this Section 9.

A.Every Company employee eligible for awards under this Plan is expected to perform his/her job functions in a professional manner and in a way that reflects positively on the Company.

B.All Participants must comply with all Company policies at all times and abide by Strive’s Code of Ethics (the “Code of Ethics”) available on the Corporate Governance section of the Company’s website (https://investors.strive.com) in all business activities. The Code of Ethics is subject to update from time to time. Each Participant may be asked periodically to review and reaffirm the Code of Ethics and is expected to do so promptly.

C.The failure of a Participant to comply with Company policy or its Code of Ethics, or any action taken by a Participant to the detriment of Strive or a customer or business partner, may result in forfeiture of all Payout Amounts.

D.Each Participant must fully comply with the terms of his or her employment agreement or other agreement relating to the terms of employment or relating to restrictive covenants or the treatment of intellectual property and confidential information.

E.The rights with respect to any award granted pursuant to this Plan of each Participant who is subject to the Company’s Compensation and Recoupment Policy, effective as of September 15, 2025 (the “Clawback Policy”) shall in all events be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any right that the Company may have under the Clawback Policy or any other Company clawback, forfeiture or recoupment policy as in effect from time to time, (ii) any other agreement or arrangement with a Participant, or (iii) applicable law.

10.Payouts at Termination. Under no circumstances will any Payout Amount be earned by or paid to an employee who resigns for any reason or is terminated for fraud, falsifying documents, falsely certifying as to compliance or other matters, unethical conduct, criminal conduct, willful misconduct, gross negligence, malingering, refusal to perform as directed, sexual harassment, unlawful discrimination, conduct that harms or endangers other employees of the Company or its customers or creates a hostile work environment, or for reasons within the meaning of “Cause.”

11.Leaves of Absence. In the event that a Participant takes or is put on leave of absence, such Participant’s On-Target Bonus and eligibility for a Payout Amount may be paid, or eliminated entirely, or pro-rated according to the Participant’s period of active service during the Bonus Period, subject to applicable law. In order to be eligible for an On-Target Bonus and Payout Amount while a Participant is on a leave of absence, the Participant must be considered to be in good standing at the time that the Participant is put on a leave of absence or first notifies the Company of his or her intent to take a leave of absence. Examples of a Participant not in “good standing” include: Participant is (1) put on garden leave by the Company as part of a termination or disciplinary process; or (2) notified by the Company that the Company wishes for the Participant’s employment to terminate, or is on a performance plan, or is the subject of an investigation into the Participant’s conduct, or is the subject of a disciplinary process or investigation that could lead to termination; or (3) otherwise determined by the Committee in its sole discretion to be not in good standing.

12.Amendment and Termination. The Committee reserves the right to amend or terminate the Plan at any time in its sole discretion.

13.Plan Funding. Any amounts which become payable under the Plan shall be paid from the general assets of the Company. No Participant, or his or her beneficiary or beneficiaries, shall have any right, other than the right of an unsecured general creditor, against the Company with respect to any bonus under this Plan. The total of all Payout Amounts under this Plan shall not exceed the total of all On-Target Bonus amounts for all Participants multiplied by the overall percentage paid out to Participants who are measured solely by Company Performance Measures.

14.No Contract. This Plan does not constitute an agreement of employment, create a term of employment, or create any contractual obligations by Strive or any of its subsidiaries, and nothing in the Plan is intended or shall be interpreted to confer upon any Participant any right to or expectation of continued employment or any entitlement to a Payout Amount, bonus or any other payment under this Plan. To the maximum extent permitted by applicable law, every Strive employee is an employee “at will”, meaning that the employee or Strive may terminate the employment relationship at any time, with or without notice. This Plan is not to be interpreted as guaranteeing employment for any specified term, regardless of whether the Participant is meeting his or her Performance Measure(s). Achievement of Company Performance Measure(s) does not necessarily indicate acceptable job performance and shall have no bearing on the Company’s ability to terminate the Participant’s employment.

15.Treatment of In-Progress Awards Upon Change in Control. Upon the occurrence of a Change in Control during a Bonus Period, the treatment of any outstanding, unpaid Payout Amounts and any outstanding STIP Awards shall be determined by the Committee prior to or in connection with a Change in Control. To the extent not otherwise determined by the Committee, the Company shall require the surviving or acquiring entity (the “Successor”) to expressly assume and agree in writing to perform the Company's obligations under this Plan in the same manner and to the same extent the Company would have been required to perform such obligations had no Change in Control occurred. Failure of the Company to obtain such written assumption prior to the effective date of a Change in Control shall constitute a material breach of this Plan.

16.Section 409A Compliance. It is intended that any Payout Amount payable pursuant to this Plan shall either be exempt from, or comply with, Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”). To the extent that any Payout Amount is subject to Section 409A, this Plan shall be interpreted and administered in a manner consistent with Section 409A. Notwithstanding any other provision of this Plan, if a Participant is a “specified employee” within the meaning of Section 409A, any payment that constitutes nonqualified deferred compensation under Section 409A and that would otherwise be payable during the six-month period following the Participant’s separation from service shall be delayed until the earlier of (i) the first business day following the expiration of such six-month period, or (ii) the Participant’s death, and shall be paid, in the case of clause (ii), to the Participant’s estate as soon as administratively practicable following such death, and in the case of clause (i), in a lump sum on the first payroll date following such six-month period.

17. Section 280G Considerations. In the event that any Payout Amount payable pursuant to the Plan, either alone or together with other payments or benefits to which a Participant is entitled, would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such Payout Amounts shall be subject to reduction to the extent necessary to avoid the imposition of excise taxes under Section 4999 of the Code, but only if such reduction would result in a greater after-tax benefit to the Participant than the receipt of the full Payout Amount subject to such excise tax. The Company shall bear the cost of any calculations required under this subsection, which shall be performed by the Company’s independent accounting firm or a qualified compensation consultant.